Exhibit 99.1

Uranium Resources, Inc. Completes Drilling in Ambrosia Lake

LEWISVILLE, Texas--(BUSINESS WIRE)--September 22, 2010--Uranium Resources, Inc. (NASDAQ: URRE) (“URI”) announced today that the Company has completed drilling at its Section 13 property in Ambrosia Lake in McKinley County, New Mexico, approximately 10 miles northeast of Grants.

Three holes, totaling more than 2,600 feet, were drilled on the property. A total of 95 feet were cored and 75 feet of three inch core were recovered. Gamma ray and Prompt Fission Neutron (PFN) logging tools were used to evaluate the sub-surface environment. The core has been quartered by URI and the core samples will be shipped to a laboratory which will evaluate the suitability of the property for in-situ recovery (“ISR”) mining, a process that is expected to be completed in December 2010.

“The drilling at Ambrosia Lake is part of our strategy to determine the suitability of our Section 13 property for profitable ISR production in order to prioritize our efforts as we continue to advance toward production in New Mexico. As we await the results of the core evaluation, we will maintain our dialogue with the communities and government agencies regarding the safety and suitability of ISR mining and similarly intend to continue to reach out to the local residents who stand to benefit from a potential return of uranium mining to the state,” said Don Ewigleben, President and Chief Executive Officer of URI.

URI received a permit for drilling the property from the New Mexico Mining and Minerals Division in November 2008. The permit, which was renewed in July 2010, allows URI to drill up to ten holes for the purpose of extracting core samples until November 2011.

URI has over 100 million pounds of in-place, mineralized uranium material in New Mexico and approximately 2.4 million pounds in the Ambrosia Lake area. Stewart Brothers of Milan, NM conducted the drilling as part of URI’s continued commitment to the local New Mexico economy.

About Uranium Resources, Inc.

Uranium Resources Inc. explores for, develops and mines uranium. Since its incorporation in 1977, URI has produced over 8 million pounds of uranium by in-situ recovery (ISR) methods in the state of Texas where the Company currently has ISR mining projects. URI also has 183,000 acres of uranium mineral holdings and 101.4 million pounds of in-place mineralized uranium material in New Mexico and a NRC license to produce up to 1 million pounds of uranium per year. The Company acquired these properties over the past 20 years along with an extensive information database of historic mining logs and analysis. None of URI’s properties is currently in production.

URI’s strategy is to fully exploit its resource base in New Mexico and Texas, expand its asset base both within and outside of New Mexico and Texas, partner with larger mining companies that have undeveloped uranium or with junior mining companies that do not have the mining experience of URI, as well as provide restoration expertise to those that require the capability or lack the proficiency.

Uranium Resources routinely posts news and other information about the Company on its web site at www.uraniumresources.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as “expects,” “estimates,” “projects,” “anticipates,” “believes,” “could,” and other similar words. All statements addressing operating performance, events, or developments that the Company expects or anticipates will occur in the future, including but not limited to statements relating to the Company’s mineralized uranium materials, timing of receipt of mining permits, production capacity of mining operations planned for properties in South Texas and New Mexico, planned dates for commencement of production at such properties, revenue, cash generation and profits are forward-looking statements. Because they are forward-looking, they should be evaluated in light of important risk factors and uncertainties. These risk factors and uncertainties include, but are not limited to, the spot price and long-term contract price of uranium, weather conditions, operating conditions at the Company’s mining projects, government regulation of the mining industry and the nuclear power industry, world-wide uranium supply and demand, availability of capital, timely receipt of mining and other permits from regulatory agents and other factors which are more fully described in the Company’s documents filed with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should any of the Company’s underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. In addition, undue reliance should not be placed on the Company’s forward-looking statements. Except as required by law, the Company disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this press release.

CONTACT:
Investors:
Kei Advisors LLC
Deborah K. Pawlowski / Craig Mychajluk
716-843-3908 / 716-843-3832
dpawlowski@keiadvisors.com / cmychajluk@keiadvisors.com
or
Media:
April Wade, 505-440-9441
awade@uraniumresources.com
or
Company:
Don Ewigleben, 972-219-3330
President and Chief Executive Officer